Exhibit 4(a)(6)


            THIRD SUPPLEMENTAL INDENTURE, dated and effective as of August 28, 1998, between Texfi Industries, Inc., a Delaware corporation (the "Company") and Norwest Bank Minnesota, National Association as successor Trustee (the "Trustee"). Capitalized terms used herein without definition shall have the same meanings herein as in the Indenture.


                               W I T N E S S E T H


            WHEREAS, the Company and First Union National Bank of North Carolina (the "Initial Trustee") are parties to an Indenture dated as of September 8, 1993 ("Indenture"), pursuant to which the Company may issue up to $34,500,000 in principal amount of 8 3/4% Senior Subordinated Debentures due August 1, 1999; and

            WHEREAS, the Company and the Initial Trustee entered into a First Supplemental Indenture dated March 10, 1995; and

            WHEREAS, the Company and the Initial Trustee entered into a Second Supplemental Indenture dated March 15, 1996; and

            WHEREAS, the Company, the Initial Trustee and the Trustee entered into a Tripartite Agreement dated as of August 14, 1998 pursuant to which the Trustee replaced the Initial Trustee as the trustee under the Indenture; and

            WHEREAS, Section 11.02 of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee may make certain amendments to the Indenture with the written consent of the registered Holders of at least a majority in principal amount of the outstanding Securities; and

            WHEREAS, the Company desires to amend the Indenture as set forth herein and such amendments may be made with the consent of the Holders of at least a majority in principal amount of the outstanding Securities rather than of each Securityholder;

            WHEREAS, the Company, by resolutions duly adopted by its Board of Directors on August 21, 1998, has been authorized to enter into this Supplemental Indenture, and all acts, things and conditions prescribed by law and by the Certificate of Incorporation and By-Laws of the Company to authorized the execution of this Supplemental Indenture, and to make this Supplemental Indenture a valid, binding and legal agreement have been duly performed, done and complied with; and

            WHEREAS, the consents of the Holders of record of the Securities holding a majority in principal amount of outstanding Securities have been obtained; and

            WHEREAS, all other conditions precedent to the execution of this Supplemental Indenture have been complied with;

            NOW, THEREFORE, in consideration of the premises and of other good and valuable considerations, receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Indenture is hereby amended by adding the following sentence to the end of each of Sections 4.11 and 4.12 of the Indenture:

                        The Company is authorized to the extent it constitutes New Debt, and without regard to any limitation set forth above in this subsection, to incur indebtedness pursuant to the agreement between the Company and Back Bay Capital, LLC, dated as of August 28, 1998 and the agreement among the Company, certain Financial Institutions and BankBoston, N.A., as Agent, dated as of August 28, 1998, (copies of which are annexed hereto) or pursuant to any modification, amendment or supplement of or to either such agreement, or pursuant to any refinancings of the respective credit facilities provided for therein; provided, in any such case that the aggregate principal amount of all indebtedness outstanding thereunder (excluding principal in the nature of pay-in-kind interest thereon) does not at any time exceed $58 million.

2. The Indenture is hereby amended by deleting Section 4.13 of the Indenture in its entirety.

3. The Indenture is hereby amended by deleting the second paragraph of Section
8.02 of the Indenture.

4. The Indenture is hereby amended by deleting the words
"or Section 4.13" in the second line following the words "Section 8.01" and preceeding the word "shall" in Section 3.07 of the Indenture.

5. Except as specifically modified herein, the Indenture shall remain in full force and effect in accordance with its terms.

6. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

7. The recitals contained in this Third Supplemental Indenture shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

8. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed, all as of the date first written above.

                                    Texfi Industries, Inc.



                                    By: Robert P. Ambrosini
                                        -----------------------
                                    Title:Exec VP and CFO
                                          -----------------------

(SEAL)

ATTEST:

Richard Hoffman
---------------------
Secretary


                                    Norwest Bank Minnesota,
                                    National Association, as Trustee


                                    By: Gavin Wilkinson
                                        -----------------------
                                    Title: VP
                                          -----------------------